Exhibit 99.1

FOR IMMEDIATE RELEASE

Mobile Mini Announces Leadership

Succession Plan

Kelly Williams Named Chief Executive Officer

Erik Olsson Named Non-Executive Chairman

Mike Watts Named Lead Independent Director

Phoenix, AZ, May 6, 2019 – Mobile Mini, Inc. (NASDAQ GS: MINI) the world’s leading supplier of portable storage solutions and a leading provider of tank and pump solutions in the United States, today announced that Kelly Williams, the Company’s President and Chief Operating Officer, will become its Chief Executive Officer on October 1, 2019. At that time, Erik Olsson, the Company’s current Chief Executive Officer, will become the Company’s non-executive Chairman. The Company’s current non-executive Chairman, Mike Watts, will become the Board’s lead independent director.

Mr. Olsson said: “It has truly been a privilege to serve as CEO of Mobile Mini. With the success we have achieved and the company now poised for a new phase of growth, the time is right to effect this leadership transition.”

Olsson continued, “Kelly Williams has been instrumental in the development and execution of the strategies that have established Mobile Mini as the market leader in portable storage. He is the perfect person to lead Mobile Mini through this next phase of its growth, and his appointment is the result of the Board’s thoughtful and deliberative multi-year approach to succession planning. I am thrilled to continue to support Kelly in my new role as Chairman, and I look forward to being a part of Mobile Mini’s exciting future under his stewardship.”

Mr. Williams joined Mobile Mini in July 2013 and became its President and Chief Operating Officer in October 2018. In this and in his prior role as the Company’s Executive Vice President and Chief Operating Officer since 2014, he has been responsible for sales and operations throughout the Company. Previous to that, he served as Senior Vice President, Western Division and Regional Manager

Mr. Williams, (48), has more than 25 years of experience in the equipment and car rental industries. From November 2012 to June 2013, he served as Vice President at airWorx Construction Equipment & Supply. From September 2005 through August 2012, Mr. Williams worked served in various positions at equipment rental company RSC Holdings, Inc., including Region Vice President.

Mr. Williams said: “I am honored to become CEO of Mobile Mini and look forward to continuing to work alongside the best employees and management team in the industry to build on the significant progress we have made under Erik’s leadership. With both Storage Solutions and Tank and Pump Solutions having industry-leading positions, Mobile Mini has never been in a better position for continued growth. Our investments in product innovation and technology have embedded us more deeply with our customers which we expect to generate meaningful shareholder value for years to come. I am grateful for Erik’s mentorship, and I look forward to working with him in his new position, with our Board, and most importantly, with our amazing employees, to assure that Mobile Mini realizes the abundant opportunities ahead.”

Mr. Watts said: “During his time as CEO, Erik led a transformation that delivered significant returns to shareholders. He and Kelly have partnered to develop a world class operation these past few years. The Board welcomes Erik in his new role as non-Executive Chairman, and looks forward to supporting Kelly as he drives strategic and operational initiatives that will assure the company’s sustained market leadership. We thank both Erik and Kelly for working with us on a transition plan that will be seamless for employees, customers, and shareholders.”

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total rental fleet of approximately 196,400 storage solutions containers, and office units and a leading provider of tank and pump solutions in the U.S. with a rental fleet of approximately 12,800 units. Mobile Mini network is comprised of 156 locations in the U.S., U.K., and Canada. Mobile Mini is included on the Russell 2000 and 3000 indexes and the S&P Small Cap Index.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Van Welch, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Kevin Towle (212) 836-9620
(602) 308-3879
www.mobilemini.com